Exhibit 99.1

GOLDEN STAR COMPLETES SALE OF

US$125 MILLION CONVERTIBLE SENIOR UNSECURED DEBENTURES

Denver— (Business Wire)- November 8, 2007- Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) (“Golden Star”) today announced that it has completed the sale of US$125 million aggregate principal amount of 4.0% Convertible Senior Unsecured Debentures due November 30, 2012 (the “Debentures”). The Debentures were sold to qualified institutional buyers in the United States in reliance on Rule 144A of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and on a private placement basis in Canada to accredited investors pursuant to applicable Canadian prospectus exemptions and in reliance on Regulation S under the Securities Act.

The net proceeds of the offering were US$121,250,000. Golden Star has used US$61.76 million of the net proceeds to repay its existing US$50 million aggregate principal amount 6.85% senior convertible notes due April 15, 2009, and intends to use the balance for property development and general corporate purposes.

The Debentures, and the common shares issuable upon conversion of the Debentures, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements of the Securities Act, and will be subject to resale restrictions in Canada.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially, including comments regarding the use of proceeds from the offering. Actual results may differ materially from those presented. Factors that could cause results to differ materially include fluctuations in gold price. Golden Star assumes no obligation to update this information. There can be no assurance that future developments affecting Golden Star will be those anticipated by management. Please refer to the discussion of risk factors in our Form 10-K for the year ended December 31, 2006, as amended.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.         +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager